Exhibit 99

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President - Investor Relations
Willbros USA, Inc.
(713) 403-8016

Jack Lascar
FOR IMMEDIATE RELEASE		Partner
DRG&E / (713) 529-6600

Willbros Announces Private Equity Placement and New Credit Facility

HOUSTON – October 27, 2006 – Willbros Group, Inc. (NYSE: WG) announced today that it has entered into a purchase agreement for the private placement of approximately 3.7 million shares of its common stock, priced at $14.00 per share, with warrants to purchase an additional 558,354 shares at an exercise price of $19.03 per share. The private placement is scheduled to close today, subject to customary closing conditions. Willbros intends to use the net proceeds of the offering, approximately $49 million, for general corporate purposes. Willbros also announced that it expects to close today on a new credit agreement with a group of investors led by Calyon Securities for a $100 million three-year senior secured synthetic credit facility.

The common shares, the warrants and the common shares issuable upon exercise of the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the common shares or warrants or common shares issuable upon exercise of the warrants, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933.

Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. The Company’s World Wide Web site can be accessed at www.willbros.com.

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